Exhibit 28(d)

second AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST

AND

VAUGHAN nELSON INVESTMENt MANAGEMENT, L.P.

THIS SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of _______ to the Investment Advisory Agreement dated December 6, 2019, as amended November 1, 2021 (the “Prior Agreement”) is entered into by and between Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and Vaughan Nelson Investment Management, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to each Fund, each a series of the Trust, which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

WHEREAS, effective _______, the Advisor desires to amend and restate the Prior Agreement to reduce the compensation it receives from the Vaughan Nelson Emerging Markets Fund and the Vaughan Nelson International Fund in exchange for services provided by the Advisor to the Funds;

WHEREAS, the implementation of such revisions will result in no change in the nature and level of advisory services to be provided by the Advisor to the Vaughan Nelson Emerging Markets Fund and the Vaughan Nelson International Fund;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Prior Agreement is hereby amended and restated in full as follows:

1.           In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to each Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.

2.	Duties and Obligations of the Advisor with Respect to Investment of Assets of Each Fund.

(a)        Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; (iv) keep the Trust fully informed with regard to each Fund’s investment performance and investment mandate compliance; and (v) furnish the Trust with such other documents and information as the Trust may from time to time reasonably request.

(b)        In performing its duties under this Section 2 with respect to a Fund, the Advisor may choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors. If the Advisor chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act; and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. If the Advisor delegates any of its duties and obligations under this Agreement with respect to a Fund to one or more investment sub-advisors, then subject to the requirements of the 1940 Act the Advisor shall have (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) full discretion to select new or additional investment sub-advisors for the Fund; (iii) full discretion to enter into and materially modify existing sub-advisory agreements with investment sub-advisors; (iv) full discretion to terminate and replace any investment sub-advisor; and (v) full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by an investment sub-advisor. In connection with the Advisor’s responsibilities with respect to any sub-advised Fund, the Advisor shall (i) assess the Fund’s investment focus and investment strategy for each sub-advised portfolio of the Fund; (ii) perform diligence on and monitor the investment performance and adherence to compliance procedures of each investment sub-advisor providing services to the Fund; and (iii) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisors from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment goals. The Advisor shall notify the Trust in writing of any change of control of the Sub-advisor at least 90 days prior to any such changes and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Advisor, and, if the Sub-advisor is a partnership, of any changes in the membership of such partnership, as required by Section 205(a) of the Investment Advisers Act of 1940, as amended (the “Adviser’s Act”). In addition, the Advisor shall monitor compliance by each investment sub-advisor of a Fund with the investment objectives, policies and restrictions of the Fund, and review and periodically report to the Board of Trustees of the Trust on the performance of each investment sub-advisor.

3.	Covenants. In the performance of its duties under this Agreement, the Advisor:

(a)        shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in its Registration Statement on Form N-1A; and (v) compliance policies and procedures of the Trust adopted by the Board of Trustees of the Trust;

(b)         will, with respect to each Fund’s assets not managed by an investment sub-advisor, place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders.  In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.  In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(c)        will treat confidentially and as proprietary information of each Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld when the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d)        will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement, or will provide the Trust with at least 30 days’ advance written notice if the Advisor obtains such insurance in a lesser amount;

(e)        will furnish the Trust and the administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of each Fund in such form as may be mutually agreed upon, and agrees to review each Fund and discuss the management of each Fund. Further, the Advisor will permit all books and records with respect to each Fund to be inspected by the Trust’s co-administrators and permit such compliance inspections by the Trust’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board of Trustees, including, without limitation, portions of all letters received by the Advisor during the term of this Agreement from the staff of the U.S. Securities and Exchange Commission regarding its examination of the activities of the Advisor that are relevant to the management of each Fund; and

(f)          will use its best efforts to assist the Trust and each Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.	Obligations of the Trust.

(a)         The Trust will provide (or cause the Custodian (as defined in Section 5 hereof) to provide) timely information to the Advisor regarding such matters as the composition of assets of each Fund, cash requirements and cash available for investment in each Fund, and all other information as may be reasonably necessary for the Advisor to perform its responsibilities hereunder.

(b)         The Trust will furnish the Advisor a copy of the prospectus and statement of additional information of each Fund and agrees during the continuance of this Agreement to furnish the Advisor copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Trust agrees to furnish the Advisor with copies of any financial statements or reports made by each Fund to its shareholders, and any further materials or information which the Advisor may reasonably request to enable it to perform its duties under this Agreement.

5.         Custodian. The assets of each Fund shall be maintained in the custody of a custodian as selected by the Trust (or any sub-custodian thereof properly appointed) (the “Custodian”). The Advisor shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Advisor properly authorized to give such instruction in accordance with the custody agreement. Any assets added to each Fund shall be delivered directly to the Custodian.

6.         Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

7.         Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of each Fund, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

8.          Agency Cross and Rule 17a-7 Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  The Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This prohibition exists because when the Advisor makes an investment decision on behalf of an advisory client (in contrast to a brokerage client that makes its own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account, provided that the Advisor agrees that it will not arrange purchases or sales of securities between a Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Trust’s Board of Trustees has approved these types of transactions.  The Trust may revoke its consent at any time by written notice to the Advisor.

9.          Expenses. During the term of this Agreement, each Fund will bear all expenses not expressly assumed by the Advisor incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)         Each Fund shall pay (i) fees payable to the Advisor pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments and any losses in connection therewith; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the Fund’s share of compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) fees or expenses of custodians, transfer agents, registrars, independent pricing vendors or other service providers (except sub-advisors); (vii) legal and accounting expenses, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the Trust’s non-interested Trustees; (viii) all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) the Fund’s share of expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Trust; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and the Advisor); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing, typesetting, printing and distributing prospectuses and statements of additional information and any supplements thereto, and reports, statements, notices and dividends to the Fund’s shareholders; (xvi) shareholder servicing fees; (xvii) interest; (xviii) governmental fees; (xix) costs, including interest expenses and loan commitment fees, of borrowing money; (xx) website costs; (xxi) the Fund’s share of compensation, fees and expenses of the Trust’s chief compliance officer and any employees of the Trust; (xxii) audit fees; and (xxiii) the Fund’s share of litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Trust’s obligation to indemnify others; and

(b)         the Advisor shall pay all expenses incurred by it in the performance of its duties under this Agreement, including all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, and all fees of any sub-advisors.

10.         Compensation of the Advisor. Each Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor pursuant to this Agreement, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee.

11.       Advisor’s Liability. The parties acknowledge that the Trust has engaged third party service providers to assist it in the preparation and maintenance of the Funds’ registration statement and that the Advisor is not responsible for the form or content of such registration statement, except with respect to specific information the Advisor provides to the Trust or such third party service providers expressly for the purpose of inclusion in the registration statement. The Trust shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials), except for information supplied by the Advisor. Except as may otherwise be provided in the 1940 Act or other federal securities laws, the Advisor will not be liable to the Trust, the series or any shareholder of the series for any error of judgment or mistake of law or any loss arising out of any investment or for any loss suffered by Advisor or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on Advisor’s part in the performance of its duties or from reckless disregard by Advisor of its duties under this Agreement.

12.       Duration and Termination. This Agreement shall become effective with respect to each Fund as of the corresponding effective date indicated in Appendix A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to such Fund. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to a Fund, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

13.        Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.       Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

15.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the Court of Chancery of the State of Delaware unless the Trust, in its sole discretion, consents in writing to an alternative forum, or if any such action may not be brought in that court, then such action shall be brought in any other court in the State of Delaware with jurisdiction (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts, (b) waives any objection to venue in either Designated Court, and (c) waives any objection that either Designated Court is an inconvenient forum.

16.       Use of the Names of the Fund.  The Advisor has consented to the use by each Fund of the name or identifying word in whole or in part “Vaughan Nelson Investment Management, L.P.” in the name of the Fund.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund.  The name or identifying word in whole or in part “Vaughan Nelson Investment Management, L.P.” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.  The Advisor may require any Fund to cease using “Vaughan Nelson Investment Management L.P.” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor.

17.        Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

18.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors. This Agreement does not, and is not included to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

19.       Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST: INVESTMENT MANAGERS SERIES TRUST on behalf of each Fund

By:	/s/Sardjono Kadiman
	Name:	Sardjono Kadiman
	Title:	Assistant Treasurer

THE ADVISOR: VAUGHAN NELSON INVESTMENT MANAGEMENT, L.P.

By:	Vaughan Nelson Investment Management, Inc., its general partner

By:	/s/ Christopher D. Wallis
	Name:	Christopher D. Wallis
	Title:	CEO/CIO

Appendix A

Fund	Advisor Fee	Effective Date of Agreement	Effective Date of Advisory Fee
Vaughan Nelson International Fund	0.75%	12/6/2019	03/01/2024
Vaughan Nelson Emerging Markets Fund	0.85%	12/6/2019	03/01/2024

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